102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

NEW YORK COMMUNITY BANCORP, INC. REPORTS SECOND QUARTER 2024 GAAP NET LOSS AVAILABLE TO COMMON STOCKHOLDERS OF $1.14 PER DILUTED SHARE AND NON-GAAP NET LOSS AVAILABLE TO COMMON STOCKHOLDERS OF $1.05 PER DILUTED SHARE
SIMPLIFYING AND STRENGTHENING BALANCE SHEET THROUGH SALE OF NON-CORE BUSINESSES
CONTINUED IMPROVEMENT IN CAPITAL LEVELS AND LIQUIDITY PROFILE
ALLOWANCE FOR CREDIT LOSSES IMPROVED TO 1.78% COMPARED TO 1.56% LAST QUARTER AS COMPANY PROACTIVELY ADDRESSING CREDIT RISK IN LOAN PORTFOLIO
DEPOSITS INCREASED 5.6% SEQUENTIALLY INCLUDING GROWTH IN KEY FOCUS AREAS

Hicksville, N.Y., July 25, 2024 – New York Community Bancorp, Inc. (NYSE: NYCB) (“the Company”) today reported its results for the second quarter of 2024. The Company reported a net loss of $323 million for second quarter 2024 and a net loss available to common stockholders of $333 million or $1.14 per diluted share. As adjusted for merger-related expenses, the Company reported a net loss of $298 million for second quarter 2024 and a net loss available to common stockholders of $308 million or $1.05 per diluted share. Per share results reflect the 1-for-3 reverse stock split effective July 12, 2024.

Second Quarter 2024 Summary

Asset Quality	Loans and Deposits

•Total ACL of $1.3 billion, or 1.78% of LHFI
•Multi-family ACL coverage, excluding co-op loans, improved to 1.81%
•Office ACL coverage of 6.62%
•Non-office CRE ACL coverage of 1.88%
•Meaningful CRE payoffs at par, including nearly 50% in classified loans
•Multi-family loans declined $848 million or 2% •CRE loans declined $362 million or 4% •Total deposits of $79.0 billion, up 5.6% •23% non-interest-bearing deposits and 19% interest-bearing DDA
Capital	Liquidity

•CET1 ratio of 9.54% and CET1 ratio of 9.84%, fully converted
•Pro-forma CET1 ratio of 11.2%, fully converted and including benefit from divestitures
•Tangible book value per share of $20.89 as reported, or $18.29 fully converted

•Pro-forma total liquidity of nearly $40 billion, significantly higher than last quarter
•A 310% coverage ratio on uninsured deposits
•Nearly $16 billion of available borrowing capacity and high-quality liquid assets

CEO COMMENTARY

Commenting on the Company's second quarter performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, “Our second-quarter performance reflects the ongoing actions management is taking during this transitional year as we reposition the Bank for long-term success. During the quarter, we expanded our comprehensive review of the loan portfolio beyond the top 350 commercial real estate and multi-family loans to encompass 75% of these two portfolios and increased our loan loss provision and charge-off levels, accordingly. This puts us in a better position to resolve these loans at a future date.

“We also continued to simplify our business model by agreeing to sell certain parts of our mortgage business, including our mortgage servicing rights to Mr. Cooper, one of the leading mortgage companies in the country. This comes on the heels of closing on the sale

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
of our mortgage warehouse business earlier this week. In addition to simplifying our business model, collectively these two transactions also bolster our liquidity profile and result in higher capital ratios.

"We meaningfully increased our liquidity position and capital levels during the quarter. Our liquidity position improved to over $33 billion during the quarter, significantly higher than last quarter. Including the proceeds from the sale of the mortgage warehouse business, pro-forma liquidity was nearly $40 billion resulting in over a 300% coverage on our uninsured deposits. Additionally, capital remains strong with our pro-forma CET1 capital ratio at 11.2% following the sale of our two businesses and the conversion of our Series B Preferred Stock.

"One of the main contributors to the improved liquidity profile this quarter was deposit growth. Deposits grew $4.2 billion during the quarter, up nearly 6% compared to the previous quarter. Importantly, this deposit growth occurred in key focus areas for the Bank, including our retail franchise and private banking.

“In addition, we continue to build out and strengthen our management team. Earlier this week, we announced the appointment of nine seasoned leaders to the executive management team, including a new President of Commercial and Private Banking and a new Chief Credit Officer. Like our previous additions to the management team, each of these new individuals come from high-performing organizations with very strong risk cultures.

“I am confident that the actions we are taking will be instrumental in transforming the Company into a well-diversified regional bank with a strong balance sheet, robust capital, and meaningful earnings power.

“Lastly, I would like to thank all of our teammates for their hard work and dedication to the Bank and our customers. Each one contributes to the success of the organization and I am proud of their commitment to the Company.”

NET INCOME (LOSS) | NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

The Company reported a second quarter 2024 net loss of $323 million compared to a net loss of $327 million in the prior quarter and net income of $413 million in second quarter 2023. Net loss available to common stockholders for second quarter 2024 was $333 million, or $1.14 per diluted share, compared to a net loss of $335 million, or $1.36 per diluted share, in the prior quarter, and net income available to common stockholders of $405 million, or $1.66 per diluted share, in second quarter 2023. As adjusted for merger-related expenses, the net loss for the quarter ended June 30, 2024 was $298 million and net loss available to common stockholders was $308 million, or $1.05 per diluted share.

The prior quarter's net loss and diluted EPS included a reduction to the bargain purchase gain of $121 million. As adjusted for this item and for merger-related expenses, the net loss for the three months ended March 31, 2024 was $174 million and the net loss available to common stockholders was $182 million or $0.74 per diluted share. Net income for the three months ended June 30, 2023 included an additional bargain purchase gain of $141 million arising from the Signature transaction. As adjusted for this item and for other merger-related items from both the acquisition of Flagstar Bank and the Signature transaction, net income was $353 million and net income available to common stockholders was $345 million or $1.41 per diluted share.

For the six months ended June 30, 2024, the Company reported a net loss of $650 million compared to net income of $2.4 billion for the six months ended June 30, 2023. Net loss available to common stockholders for the six months ended June 30, 2024 was $668 million or $2.48 per diluted share compared to net income available to common stockholders of $2.4 billion for the six months ended June 30, 2023 or $10.10 per diluted share.

Net loss and diluted EPS for the six months ended June 30, 2024 included a reduction of $121 million in the bargain purchase gain arising from the Signature transaction. As adjusted for this item and for other merger-related expenses, net loss was $472 million and net loss available to common stockholders was $490 million or $1.82 per diluted share. Net income and diluted EPS for the six months ended June 30, 2023 included a bargain purchase gain of $2.1 billion arising from the Signature transaction. As adjusted for this item and for merger-related expenses, net income for the six months ended June 30, 2023 totaled $519 million and net income available to common stockholders totaled $503 million or $2.12 per diluted share.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
EARNINGS SUMMARY FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income and Net Interest Margin Summary				June 30, 2024
	For the Three Months Ended			compared to (%):
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Net interest income	$557	$624	$900	-11%	-38%

	For the Three Months Ended			compared to (bp):
Yield/Cost	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Mortgage and other loans, net	5.62%	5.68%	5.55%	-6	7
Securities	4.68%	4.30%	4.18%	38	50
Interest-earning cash and cash equivalents	5.44%	5.52%	5.03%	-8	41
Total interest-earning assets	5.48%	5.51%	5.34%	-3	14
Total interest-bearing deposits	4.15%	3.85%	2.98%	30	117
Borrowed funds	5.28%	4.99%	3.47%	29	181
Total interest-bearing liabilities	4.52%	4.19%	3.10%	33	142
Net interest margin	1.98%	2.28%	3.21%	-30	-123

Net Interest Income and Net Interest Margin Summary
	For the Six Months Ended		% Change
(dollars in millions)	June 30, 2024	June 30, 2023
Net interest income	$1,181	$1,455	-19%

	For the Six Months Ended
Yield/Cost	June 30, 2024	June 30, 2023	(bp) Change
Mortgage and other loans, net	5.65%	5.25%	40
Securities	4.46%	4.01%	45
Interest-earning cash and cash equivalents	5.48%	5.02%	46
Total interest-earning assets	5.50%	5.10%	40
Total interest-bearing deposits	4.00%	2.72%	128
Borrowed funds	5.32%	3.52%	180
Total interest-bearing liabilities	4.36%	2.94%	142
Net interest margin	2.13%	2.94%	-81

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
Net Interest Income

Net interest income for the three months ended June 30, 2024 totaled $557 million, down $67 million, or 11%, compared to first quarter 2024, and down $343 million or 38%, compared to the second quarter of 2023. The decrease from first quarter 2024 is primarily driven by a 30 basis points reduction in the net interest margin and higher average interest-bearing liabilities, partially offset by higher average cash balances and to a lesser extent, higher average investment securities balances. Net interest income was also negatively impacted by interest income reversals on new non-accrual loans during second quarter 2024. The decline relative to the second quarter of 2023 was driven by a 123 basis point decrease in the net interest margin because of higher average interest-bearing liabilities. This decline was partially offset by a significant increase in average cash balances and average investment securities reflecting our ongoing strategy to proactively improve our liquidity.

For the six months ended June 30, 2024, net interest income decreased $274 million or 19% to $1.2 billion compared to $1.5 billion for the six months ended June 30, 2023. This decrease was primarily the result of an 81 basis point decline in the net interest margin along with a 17% increase in average interest-bearing liabilities partially offset by growth in average interest-earnings assets, principally average cash and investment securities balances.

Net Interest Margin

The net interest margin for the second quarter 2024 was 1.98%, down 30 basis points compared to first quarter 2024 and down 123 basis points compared to second quarter 2023. The 30 basis points reduction compared to first quarter 2024 was mainly driven by a 33 basis point increase in the average cost of funds with the average rate paid on deposits up 29 basis points along with an increase in average borrowings and the impact from a deposit mix shift to higher cost certificates of deposits and a promotional high yield savings account. The 123 basis points decline compared to second quarter 2023 was primarily due to a higher cost of funds, which increased 142 basis points with the average cost of borrowings increasing 181 basis points and the average cost of interest-bearing deposits increasing 117 basis points, along with an increase in average interest-bearing liabilities. This was partially offset by higher earning asset yields, which increased 14 basis points to 5.48%.

For the six months ended June 30, 2024, the net interest margin was 2.13%, down 81 basis points compared to the six months ended June 30, 2023. The year-over-year decrease was primarily the result of the impact of higher interest rates and competition on our cost of funds. The average cost of funds rose 142 basis points to 4.36% driven by a 180 basis point increase in the average cost of borrowings and a 128 basis point increase in the average cost of deposits, along with an increase in average interest-bearing liabilities. This was partially offset by higher asset yields, which increased 40 basis points to 5.50% along with an increase in average interest-earning assets.

Average Balance Sheet

						June 30, 2024
	For the Three Months Ended			For the Six Months Ended		compared to:
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Mortgage and other loans, net	$83,235	$84,123	$83,810	$83,679	$77,481	-1%	8%
Securities	12,094	11,576	9,781	11,835	10,313	4%	15%
Reverse repurchase agreements	—	—	429	—	606	NM	-100%
Interest-earning cash and cash equivalents	17,883	14,345	18,279	16,114	11,300	25%	43%
Total interest-earning assets	113,212	110,044	112,299	111,628	99,700	3%	12%

Total interest-bearing deposits	59,607	59,539	59,249	59,573	53,604	—%	11%
Borrowed funds	28,612	25,728	18,200	27,171	20,251	11%	34%
Total interest-bearing liabilities	88,219	85,267	77,449	86,744	73,855	3%	17%
Non-interest-bearing deposits	$18,632	$19,355	$24,613	$18,994	$18,933	-4%	—%

Average loan balances decreased $0.9 billion, or 1%, to $83.2 billion compared to the previous quarter primarily driven by lower multi-family, commercial real estate, and commercial and industrial loan balances. On a year-over-year basis, average loans declined $575 million or 1% driven by declines of multi-family, commercial real estate, and C&I loans, offset by growth in residential loans. Average cash balances increased $3.5 billion or 25% to $17.9 billion compared to the previous quarter, reflecting strong deposit growth which was used to proactively manage our liquidity. Average cash balances on a year-over-year basis declined $396 million or 2%. Average securities increased $518 million or 4% to $12.1 billion compared to the previous quarter.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

Average interest-bearing liabilities increased $3.0 billion, or 3% to $88.2 billion on a quarter-over-quarter basis primarily driven by higher average borrowed funds which increased $2.9 billion to $28.6 billion, while average interest-bearing deposits were flat at $59.6 billion.

For the six months ended June 30, 2024, average loans increased $6.2 billion or 8% to $83.7 billion primarily due to growth in residential one-to-four family loans, offset by declines in the multi-family and commercial real estate portfolios. Average cash balances increased $4.8 billion or 43% to $16.1 billion while average securities increased $1.5 billion or 15% to $11.8 billion.

For the six months ended June 30, 2024, average interest-bearing liabilities increased $12.9 billion or 17% to $86.7 billion driven by growth in average deposits and average borrowings. Average interest-bearing deposits rose $6.0 billion or 11% due to our promotional deposit campaign during the current quarter and higher levels of brokered deposits. Average borrowed funds increased $6.9 billion to $27.2 billion.
Provision for Credit Losses

For the three months ended June 30, 2024, the provision for credit losses totaled $390 million compared to a $315 million provision for the three months ended March 31, 2024 and a $49 million provision for the second quarter of 2023. The provision reflects an increase in charge-offs, principally office loans, and the continuing impact of market conditions on the multi-family portfolio as higher interest rates and inflationary impacts persist.

Net charge-offs totaled $349 million for the three months ended June 30, 2024, compared with $81 million for the three months ended March 31, 2024 and a net recovery of $1 million for three months ended June 30, 2023. Net charge-offs on a non-annualized basis represented 0.42% and 0.10% of average loans outstanding for the three months ended June 30, 2024, and for the three months ended March 31, 2024, respectively.

For the six months ended June 30, 2024, the provision for credit losses totaled $705 million compared to $219 million for the six months ended June 30, 2023. The six months ended June 30, 2023 amount includes a $132 million initial provision for credit losses for the acquired portion of the Signature loan portfolio.

Net charge-offs totaled $430 million for the six months ended June 30, 2024, compared with a net recovery of $1 million for the six months ended June 30, 2023.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
Pre-Provision Net Revenue

The tables below detail the Company’s PPNR and related measures, which are non-GAAP measures, for the periods noted:

				June 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Net interest income	$557	$624	$900	-11%	-38%
Non-interest income	114	9	302	1167%	NM
Total revenues	$671	$633	$1,202	6%	-44%
Total non-interest expense	705	699	661	1%	7%
Pre - provision net revenue (non-GAAP)	$(34)	$(66)	$541	-48%	NM
Bargain purchase gain	—	121	(141)	NM	NM
Merger-related and restructuring expenses	34	43	109	-21%	-69%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$—	$98	$509	-100%	-100%

For the three months ended June 30, 2024, pre-provision net loss totaled $34 million compared to a pre-provision net loss of $66 million for the three months ended March 31, 2024 and pre-provision net revenue of $541 million for the three months ended June 30, 2023. Excluding the impact of merger-related and restructuring expenses and bargain purchase gain, pre-provision net revenue was zero for the three months ended June 30, 2024, compared to $98 million for the three months ended March 31, 2024 and $509 million for the three months ended June 30, 2023.

	For the Six Months Ended
(dollars in millions)	June 30, 2024	June 30, 2023	% Change
Net interest income	$1,181	$1,455	-19%
Non-interest income	123	2,400	-95%
Total revenues	$1,304	$3,855	-66%
Total non-interest expense	1,404	1,137	23%
Pre - provision net revenue (non-GAAP)	$(100)	$2,718	-104%
Bargain purchase gain	121	(2,142)	-106%
Provision for bond related credit losses	—	20	-100%
Merger-related and restructuring expenses	77	176	-56%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$98	$772	-87%

For the six months ended June 30, 2024, pre-provision net loss was $100 million compared to pre-provision net revenue of $2.7 billion for the six months ended June 30, 2023. Excluding the impact of merger-related and restructuring expenses and the bargain purchase gain, pre-provision net revenue for the six months ended June 30, 2024 totaled $98 million, compared to $772 million for the six months ended June 30, 2023.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
Non-Interest Income

				June 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Fee income	$41	$34	$48	21%	-15%
Bank-owned life insurance	12	10	11	20%	9%
Net losses on securities	—	—	(1)	NM	NM
Net return on mortgage servicing rights	19	21	25	-10%	-24%
Net gain on loan sales and securitizations	18	20	25	-10%	-28%
Net loan administration income	(5)	16	39	-131%	-113%
Bargain purchase gain	—	(121)	141	NM	NM
Other income	29	29	14	—%	107%
Total non-interest income	$114	$9	$302	NM	-62%

Impact of Notable Item:
Bargain purchase gain	—	(121)	141	NM	NM
Adjusted noninterest income (non-GAAP)	$114	$130	$161	-12%	-29%

	For the Six Months Ended
(dollars in millions)	June 30, 2024	June 30, 2023	% Change
Fee income	$75	$75	—%
Bank-owned life insurance	22	21	5%
Net losses on securities	—	(1)	NM
Net return on mortgage servicing rights	40	47	-15%
Net gain on loan sales and securitizations	38	45	-16%
Net loan administration income	11	46	-76%
Bargain purchase gain	(121)	2,142	NM
Other income	58	25	132%
Total non-interest income	$123	$2,400	NM

Impact of Notable Item:
Bargain purchase gain	(121)	2,142	NM
Adjusted noninterest income (non-GAAP)	$244	$258	-5%

In second quarter 2024, non-interest income totaled $114 million compared to $9 million in first quarter 2024 and $302 million in second quarter 2023. Excluding the bargain purchase gain in the previous quarter and in the year-ago quarter, non-interest income in second quarter 2024 was $114 million, down $16 million or 12% compared to first quarter 2024 and was down $47 million or 29% compared to second quarter 2023.

The linked-quarter decline was driven by a reduction in net loan administration income, lower net return on MSR, and slightly lower gain on loan sales and securitizations, partially offset by higher fee income. The year-over-year decrease was driven by reductions in net loan administration income, net gain on loan sales and securitizations, net return on MSR, and lower fee income.

For the six months ended June 30, 2024, non-interest income totaled $123 million compared to $2.4 billion for the six months ended June 30, 2023. Excluding the bargain purchase gain adjustment in both periods, non-interest income for the six months ended June 30, 2024 was $244 million compared to $258 million for the six months ended June 30, 2023, a $15 million or 5% decline.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
The year-over-year decline was driven by a decrease in net loan administration income, lower net gain on loan sales and securitizations, and a reduction in net return on MSRs. This was partially offset by increased other income. Net loan administration income totaled $11 million for the six months ended June 30, 2024, compared to $46 million for the six months ended June 30, 2023. The decline was largely due to a decline in subservicing income related to the Signature transaction. Net gain on loan sales and securitizations was $38 million compared to $45 million for the first six months of 2023, down 16% due to lower transaction volumes. The net return on MSRs was $40 million compared to $47 million.

Non-Interest Expense

				June 30, 2024
	For the Three Months Ended			compared to:
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Operating expenses:
Compensation and benefits	$312	$333	$289	-6%	8%
Other	326	288	226	13%	44%
Total operating expenses	638	621	515	3%	24%
Intangible asset amortization	33	35	37	-6%	-11%
Merger-related and restructuring expenses	34	43	109	-21%	-69%
Total non-interest expense	$705	$699	$661	1%	7%

	For the Six Months Ended
(dollars in millions)	June 30, 2024	June 30, 2023	% Change
Operating expenses:
Compensation and benefits	$645	$508	27%
Other	614	399	54%
Total operating expenses	1,259	907	39%
Intangible asset amortization	68	54	26%
Merger-related and restructuring expenses	77	176	-56%
Total non-interest expense	$1,404	$1,137	23%

For the quarter ended June 30, 2024, total non-interest expenses were $705 million, up $6 million or 1% compared to the previous quarter and up $44 million or 7% compared to the year-ago quarter. Excluding merger-related and restructuring expenses and intangible amortization expense, total operating expenses for the quarter ended June 30, 2024 were $638 million, up $17 million or 3% compared to the previous quarter and up $123 million or 24% compared to the year-ago quarter.

The linked-quarter increase was driven by a $38 million or 13% increase in other expenses, largely professional fees, partially offset by a $21 million or 6% decrease in compensation and benefits expense attributable to seasonal factors and lower salary expenses due to less private banking teams. The year-over-year increase was largely due to the impact of the Signature transaction which occurred in late March 2023 and higher professional fees.

For the six months ended June 30, 2024, total non-interest expenses were $1.4 billion, up $267 million or 23% compared to the six months ended June 30, 2023. Excluding merger-related and restructuring expenses and intangible asset amortization, total operating expenses for the six months ended June 30, 2024 were $1.3 billion, up $352 million or 39% compared to $907 million for the six months ended June 30, 2023. The increase was largely due to the Signature transaction and higher professional fees.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
Income Taxes

For the three months ended June 30, 2024, the Company reported a benefit for income taxes of $101 million compared to a benefit for income taxes of $54 million for the three months ended March 31, 2024 and a provision for income taxes of $79 million for the three months ended June 30, 2023. The increased tax benefit was driven by the loss recognized in the current quarter. The effective tax rate for the three months ended June 30, 2024, was 23.69% compared to 14.32% for the three months ended March 31, 2024, and 16.17% for the three months ended June 30, 2023.

For the six months ended June 30, 2024, the Company reported an income tax benefit of $155 million compared to a provision for income taxes of $80 million for the six months ended June 30, 2023. The effective tax rate for the six months ended June 30, 2024 was 19.25% compared to 3.21% for the six months ended June 30, 2023.

ASSET QUALITY

				June 30, 2024
	As of			compared to:
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Total non-performing loans ("NPLs")	$1,944	$798	$233	144%	735%
Total non-performing assets ("NPAs")	$1,961	$811	$246	142%	698%
NPLs to total loans held for investment	2.61%	0.97%	0.28%	164	233
NPAs to total assets	1.65%	0.72%	0.21%	93	144
Allowance for credit losses on loans and leases	$1,268	$1,215	$594	4%	113%
Total ACL, including on unfunded commitments	$1,326	$1,288	$628	3%	111%
ACL % of total loans held for investment	1.70%	1.48%	0.71%	23	99
Total ACL % of total loans held for investment	1.78%	1.56%	0.75%	22	103
ACL on loans and leases % of NPLs	65%	152%	255%	(87)%	(87)%
Total ACL % of NPLs	68%	161%	270%	(93)%	(93)%

					June 30, 2024
	For the Three Months Ended		For the Six Months Ended		compared to:
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023	March 31, 2024	June 30, 2023
Net charge-offs (recoveries)	$349	$81	$430	$(1)	331%	NM
Net charge-offs (recoveries) to average loans (1)	0.42%	0.10%	0.55%	—%	332%	NM
(1) Three months ended presented on a non-annualized basis.

Non-Performing Assets

At June 30, 2024, total non-accrual loans were $1.94 billion, up $1.1 billion compared to March 31, 2024 and up $1.71 billion compared to June 30, 2023. Both the linked-quarter and year-over-year increases were primarily attributable to an increase in non-accrual commercial real estate and multi-family loans, along with an increase in non-accrual C&I loans. Non-accrual loans to total loans held-for-investment was 2.61% at June 30, 2024 compared to 0.97% at March 31, 2024 and 0.28% at June 30, 2023. Total non-performing assets were $1,961 million at June 30, 2024 compared to $811 million for the previous quarter end and $246 million in the year-ago quarter. Non-performing assets to total assets was 1.65% at June 30, 2024 compared to 0.72% at March 31, 2024 and 0.21% at June 30, 2023.

Total Allowance for Credit Losses

The total allowance for credit losses was $1,326 million at June 30, 2024 compared to $1,288 million at March 31, 2024 and $628 million at June 30, 2023. The year-over-year increase is due to incremental reserve build reflecting changes in market conditions and interest rates. Total ACL to total loans held for investment was 1.78% as of June 30, 2024 compared to 1.56% at March 31, 2024 and 0.75% at June 30, 2023. During the second quarter, the Company transferred approximately $5.1 billion of mortgage warehouse loans from held-for-investment to held-for-sale, which had a positive impact on the ACL coverage.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
CAPITAL POSITION

The Company’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Company’s and the Bank’s regulatory capital ratios at those respective periods.

	June 30, 2024	March 31, 2024	December 31, 2023
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.54%	9.45%	9.05%
Tier 1 risk-based capital ratio	10.43%	10.73%	9.62%
Total risk-based capital ratio	12.78%	13.09%	11.77%
Leverage capital ratio	7.53%	7.90%	7.75%

Flagstar Bank, N.A.
Common equity tier 1 ratio	10.84%	11.08%	10.52%
Tier 1 risk-based capital ratio	10.84%	11.08%	10.52%
Total risk-based capital ratio	12.09%	12.33%	11.61%
Leverage capital ratio	7.82%	8.16%	8.48%

(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

About New York Community Bancorp, Inc.

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest regional banks in the country. The Company is headquartered in Hicksville, New York. At June 30, 2024, the Company had $119.1 billion of assets, $82.4 billion of loans, deposits of $79.0 billion, and total stockholders’ equity of $8.4 billion.

Flagstar Bank, N.A. operates over 400 branches, including a significant presence in the Northeast and Midwest and locations in high growth markets in the Southeast and West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators. In addition, the Bank has approximately 90 private banking teams located in over 10 cities in the metropolitan New York City region and on the West Coast, which serve the needs of high-net worth individuals and their businesses.

Post-Earnings Release Conference Call

The Company will host a conference call on July 25, 2024 at 8:00 a.m. (Eastern Time) to discuss its second quarter 2024 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.myNYCB.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 29, 2024 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call webcast at ir.myNYCB.com will be archived through 5:00 p.m. on August 22, 2024.

Investor Contact: Salvatore J. DiMartino (516) 683-4286
Media Contact: Steven Bodakowski (248) 312-5872

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
Cautionary Statements Regarding Forward-Looking Information

This earnings release and the associated conference call may include forward‐looking statements by the Company and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our merger with Flagstar Bancorp, Inc., which was completed on December 1, 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, and our ability to fully and timely implement the risk management programs institutions greater than $100 billion in assets must maintain; (h) the effect on our capital ratios of the approval of certain proposals approved by our shareholders during our 2024 annual meeting of shareholders; (i) the conversion or exchange of shares of the Company’s preferred stock; (j) the payment of dividends on shares of the Company’s capital stock, including adjustments to the amount of dividends payable on shares of the Company’s preferred stock; (k) the availability of equity and dilution of existing equity holders associated with amendments to the 2020 Omnibus Incentive Plan; (l) the effects of the reverse stock split; and (m) transactions relating to the sale of our mortgage business and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; recent turnover in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; the success of our blockchain and fintech activities, investments and strategic partnerships; the restructuring of our mortgage business; the impact of failures or disruptions in or breaches of the Company’s operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, military conflict (including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected. Additionally, there can be no assurance that the Community Benefits Agreement entered into with NCRC, which was contingent upon the closing of the Company’s merger with Flagstar Bancorp, Inc., will achieve the results or outcome originally expected or anticipated by us as a result of changes to our business strategy, performance of the U.S. economy, or changes to the laws and regulations affecting us, our customers, communities we serve, and the U.S. economy (including, but not limited to, tax laws and regulations).

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K/A for the year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

				June 30, 2024
				compared to
(dollars in millions)	June 30, 2024	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$18,990	$12,890	$11,475	47%	65%
Securities:
Available-for-sale	10,535	9,336	9,145	13%	15%
Equity investments with readily determinable fair values, at fair value	14	14	14	—%	—%
Total securities net of allowance for credit losses	10,549	9,350	9,159	13%	15%
Loans held for sale	7,845	981	1,182	700%	564%
Loans and leases held for investment:
Multi-family	36,011	36,859	37,265	-2%	-3%
Commercial real estate and acquisition, development, and construction	13,178	13,530	13,382	-3%	-2%
One-to-four family first mortgage	5,790	5,807	6,061	—%	-4%
Commercial and industrial	17,819	24,418	25,254	-27%	-29%
Other loans	1,754	1,713	2,657	2%	-34%
Total loans and leases held for investment	74,552	82,327	84,619	-9%	-12%
Less: Allowance for credit losses on loans and leases	(1,268)	(1,215)	(992)	4%	28%
Total loans and leases held for investment, net	73,284	81,112	83,627	-10%	-12%
Federal Home Loan Bank stock and Federal Reserve Bank stock, at cost	1,565	1,550	1,392	1%	12%
Premises and equipment, net	691	679	652	2%	6%
Core deposit and other intangibles	557	590	625	-6%	-11%
Mortgage servicing rights	1,122	1,092	1,111	3%	1%
Bank-owned life insurance	1,586	1,586	1,580	—%	—%
Other assets	2,866	3,070	3,254	-7%	-12%
Total assets	$119,055	$112,900	$114,057	5%	4%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$21,740	$22,172	$30,700	-2%	-29%
Savings accounts	10,638	8,171	8,773	30%	21%
Certificates of deposit	28,780	26,763	21,554	8%	34%
Non-interest-bearing accounts	17,874	17,752	20,499	1%	-13%
Total deposits	79,032	74,858	81,526	6%	-3%
Borrowed funds:
Wholesale borrowings	27,871	25,708	20,250	8%	38%
Junior subordinated debentures	580	580	579	—%	—%
Subordinated notes	441	439	438	—%	1%
Total borrowed funds	28,892	26,727	21,267	8%	36%
Other liabilities	2,476	2,330	2,897	6%	-15%
Total liabilities	110,400	103,915	105,690	6%	4%
Mezzanine equity:
Preferred stock - Series B and Series C	258	595	—	NM	NM
Stockholders' equity:
Preferred stock - Series A	503	503	503	—%	—%
Common stock	11	8	7	38%	57%
Paid-in capital in excess of par	8,990	8,648	8,231	4%	9%
Retained earnings	(270)	73	443	-470%	-161%
Treasury stock, at cost	(223)	(225)	(218)	-1%	2%
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities available for sale, net of tax	(674)	(651)	(581)	4%	16%
Pension and post-retirement obligations, net of tax	(28)	(27)	(28)	4%	—%
Net unrealized gain (loss) on cash flow hedges, net of tax	88	61	10	44%	780%
Total accumulated other comprehensive loss, net of tax	(614)	(617)	(599)	—%	3%
Total stockholders' equity	8,397	8,390	8,367	—%	—%
Total liabilities, Mezzanine and Stockholders' Equity	$119,055	$112,900	$114,057	5%	4%

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

				June 30, 2024
	For the Three Months Ended			compared to
	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$1,167	$1,193	$1,161	-2%	1%
Securities and money market investments	381	320	337	19%	13%
Total interest income	1,548	1,513	1,498	2%	3%

Interest Expense:
Interest-bearing checking and money market accounts	214	232	232	-8%	-8%
Savings accounts	64	47	40	36%	60%
Certificates of deposit	337	291	169	16%	99%
Borrowed funds	376	319	157	18%	139%
Total interest expense	991	889	598	11%	66%
Net interest income	557	624	900	-11%	-38%
Provision for credit losses	390	315	49	24%	696%
Net interest income after provision for credit losses	167	309	851	-46%	-80%

Non-Interest Income:
Fee income	41	34	48	21%	-15%
Bank-owned life insurance	12	10	11	20%	9%
Net losses on securities	—	—	(1)	NM	-100%
Net return on mortgage servicing rights	19	21	25	-10%	-24%
Net gain on loan sales and securitizations	18	20	25	-10%	-28%
Net loan administration (loss) income	(5)	16	39	-131%	-113%
Bargain purchase gain	—	(121)	141	NM	NM
Other income	29	29	14	—%	107%
Total non-interest income	114	9	302	1167%	-62%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	312	333	289	-6%	8%
Other	326	288	226	13%	44%
Total operating expenses	638	621	515	3%	24%
Intangible asset amortization	33	35	37	-6%	-11%
Merger-related and restructuring expenses	34	43	109	-21%	-69%
Total non-interest expense	705	699	661	1%	7%
(Loss) income before income taxes	(424)	(381)	492	11%	-186%
Income tax (benefit) expense	(101)	(54)	79	87%	NM
Net (loss) income	(323)	(327)	413	-1%	-178%
Preferred stock dividends	10	8	8	25%	25%
Net (loss) income available to common stockholders	$(333)	$(335)	$405	-1%	-182%

Basic (loss) earnings per common share	$(1.14)	$(1.36)	$1.66	NM	NM
Diluted (loss) earnings per common share	$(1.14)	$(1.36)	$1.66	NM	NM
Dividends per common share	$0.01	$0.01	$0.17	—%	-94%

NEW YORK COMMUNITY BANCORP, INC.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	For the Six Months Ended		Change
	June 30, 2024	June 30, 2023	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$2,360	$2,028	332	16%
Securities and money market investments	701	504	197	39%
Total interest income	3,061	2,532	529	21%

Interest Expense:
Interest-bearing checking and money market accounts	446	389	57	15%
Savings accounts	111	79	32	41%
Certificates of deposit	628	256	372	145%
Borrowed funds	695	353	342	97%
Total interest expense	1,880	1,077	803	75%
Net interest income	1,181	1,455	(274)	-19%
Provision for credit losses	705	219	486	222%
Net interest income after provision for credit losses	476	1,236	(760)	-61%

Non-Interest Income:
Fee income	75	75	—	—%
Bank-owned life insurance	22	21	1	5%
Net losses on securities	—	(1)	1	-100%
Net return on mortgage servicing rights	40	47	(7)	-15%
Net gain on loan sales and securitizations	38	45	(7)	-16%
Net loan administration income	11	46	(35)	-76%
Bargain purchase gain	(121)	2,142	(2,263)	-106%
Other income	58	25	33	132%
Total non-interest income	123	2,400	(2,277)	-95%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	645	508	137	27%
Other	614	399	215	54%
Total operating expenses	1,259	907	352	39%
Intangible asset amortization	68	54	14	26%
Merger-related and restructuring expenses	77	176	(99)	-56%
Total non-interest expense	1,404	1,137	267	23%
(Loss) income before income taxes	(805)	2,499	(3,304)	-132%
Income tax (benefit) expense	(155)	80	(235)	-294%
Net (loss) income	(650)	2,419	(3,069)	-127%
Preferred stock dividends	18	16	2	13%
Net (loss) income available to common stockholders	$(668)	$2,403	(3,071)	-128%

Basic (loss) earnings per common share	$(2.48)	$10.12	NM	NM
Diluted (loss) earnings per common share	$(2.48)	$10.10	NM	NM
Dividends per common share	$0.02	$0.34	—	-94%

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in millions)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:
1.     Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.     Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.     Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.
Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
	Three Months Ended,			For the Six Months Ended
(dollars in millions)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Total Stockholders’ Equity	$8,397	$8,390	$11,060	$8,397	$11,060
Less: Goodwill and other intangible assets	(557)	(590)	(3,123)	(557)	(3,123)
Less: Preferred stock	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,337	$7,297	$7,434	$7,337	$7,434

Total Assets	$119,055	$112,900	$118,796	$119,055	$118,796
Less: Goodwill and other intangible assets	(557)	(590)	(3,123)	(557)	(3,123)
Tangible Assets	$118,498	$112,310	$115,673	$118,498	$115,673

Average common stockholders’ equity	$7,984	$7,900	$10,387	$7,942	$9,535
Less: Average goodwill and other intangible assets	(578)	(613)	(3,149)	$(595)	$(2,961)
Average tangible common stockholders’ equity	$7,406	$7,287	$7,238	$7,347	$6,574

Average Assets	$118,353	$115,726	$121,273	$117,039	$107,971
Less: Average goodwill and other intangible assets	(578)	(613)	(3,149)	(595)	(2,961)
Average tangible assets	$117,775	$115,113	$118,124	$116,444	$105,010

GAAP MEASURES:
(Loss) return on average assets (1)	(1.09)%	(1.13)%	1.36%	(1.11)%	4.48%
(Loss) return on average common stockholders' equity (2)	(16.69)%	(16.97)%	15.58%	(16.83)%	50.40%
Book value per common share	$22.47	$29.42	$43.84	$22.47	$43.84
Common stockholders’ equity to total assets	6.63%	6.99%	8.89%	6.63%	8.89%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	(1.01)%	(0.61)%	1.19%	(0.81)%	0.99%
(Loss) return on average tangible common stockholders’ equity (2)	(16.64)%	(10.02)%	19.05%	(13.36)%	15.31%
Tangible book value per common share	$20.89	$27.22	$30.87	$20.89	$30.87
Tangible common stockholders’ equity to tangible assets	6.19%	6.50%	6.43%	6.19%	6.43%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.
(2)To calculate return on average common stockholders’ equity for a period, we divide net income available to common stockholders, or non-GAAP net income available to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income available to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
While diluted earnings per common share, net income, net income available to common stockholders, and total non-interest income are financial measures that are recorded in accordance with GAAP, financial measures that adjust these GAAP measures to exclude expenses and the bargain purchase gains related to our merger with Flagstar and the Signature transaction, and initial provision for credit losses are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings release and other investor communications because they are not considered part of recurring operations and are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net (loss) income - GAAP	$(323)	$(327)	$413	$(650)	$2,419
Merger-related and restructuring expenses, net of tax (1)	25	32	81	57	130
Bargain purchase gain	—	121	(141)	121	(2,142)
Initial provision for credit losses, net of tax	—	—	—	—	97
Provision for bond related credit losses, net of tax	—	—	—	—	15
Net (loss) income, as adjusted - non-GAAP	$(298)	$(174)	$353	$(472)	$519
Preferred stock dividends	10	8	8	18	16
Net (loss) income available to common stockholders, as adjusted - non-GAAP	$(308)	$(182)	$345	$(490)	$503

Diluted (loss) earnings per common share - GAAP	$(1.14)	$(1.36)	$1.66	$(2.48)	$10.10
Diluted (loss) earnings per common share, as adjusted - non-GAAP	$(1.05)	$(0.74)	$1.41	$(1.82)	$2.12
(1)Certain merger-related items are not taxable or deductible.

While net income is a financial measure that is calculated in accordance with GAAP, PPNR and PPNR excluding bargain purchase gains, FDIC special assessment and merger-related and restructuring expenses are non-GAAP financial measures. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications because management believes these measures are relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses and the ability of the Company to generate earnings sufficient to cover estimated credit losses. These measures also provide a meaningful basis for comparison to other financial institutions since it is commonly employed and is a measure frequently cited by investors and analysts. The following table reconciles the non-GAAP financial measures of PPNR and PPNR excluding bargain purchase gains, FDIC special assessment and merger-related and restructuring expenses to the comparable GAAP financial measures of net income for the stated periods:

				June 30, 2024
	For the Three Months Ended			compared to (%):
	June 30, 2024	March 31, 2024	June 30, 2023	March 31, 2024	June 30, 2023
(dollars in millions)
Net interest income	$557	$624	$900	-11%	-38%
Non-interest income	114	9	302	1167%	NM
Total revenues	$671	$633	$1,202	6%	-44%
Total non-interest expense	705	699	661	NM	7%
Pre - provision net revenue (non-GAAP)	$(34)	$(66)	$541	NM	NM
Bargain purchase gain	—	121	(141)	NM	NM
Merger-related and restructuring expenses	34	43	109	-21%	-69%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$—	$98	$509	-100%	-100%
Provision for credit losses	390	315	49	24%	696%
Bargain purchase gain	—	(121)	141	NM	NM
Merger-related and restructuring expenses	(34)	(43)	(109)	-21%	-69%
(Loss) income before taxes	$(424)	$(381)	$492	11%	NM
Income tax (benefit) expense	(101)	(54)	79	87%	NM
Net (Loss) Income (GAAP)	$(323)	$(327)	$413	-1%	-178%

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

	For the Six Months Ended		Change
	June 30, 2024	June 30, 2023	Amount	Percent
(dollars in millions)
Net interest income	$1,181	$1,455	$(274)	-19%
Non-interest income	123	2,400	$(2,277)	-95%
Total revenues	$1,304	$3,855	$(2,551)	-66%
Total non-interest expense	1,404	1,137	$267	23%
Pre - provision net revenue (non-GAAP)	$(100)	$2,718	$(2,818)	-104%
Bargain purchase gain	121	(2,142)	$2,263	-106%
Provision for bond related credit losses	—	20	$(20)	-100%
Merger-related and restructuring expenses	77	176	$(99)	-56%
Pre - provision net revenue excluding merger-related and restructuring expenses and bargain purchase gain, as adjusted (non-GAAP)	$98	$772	$(674)	-87%
Provision for credit losses	705	219	$486	222%
Bargain purchase gain	(121)	2,142	$(2,263)	-106%
Provision for bond related credit losses	—	(20)	$20	-100%
Merger-related and restructuring expenses	(77)	(176)	$99	-56%
(Loss) income before taxes	$(805)	$2,499	$(3,304)	-132%
Income tax (benefit) expense	(155)	80	$(235)	-294%
Net (Loss) Income (GAAP)	$(650)	$2,419	$(3,069)	-127%

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(dollars in millions)

	For the Three Months Ended
	June 30, 2024				March 31, 2024				June 30, 2023
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$83,235	$1,167	5.62%		$84,123	$1,193	5.68%		$83,810	$1,161	5.55%
Securities	12,094	139	4.68		11,576	123	4.30		9,781	102	4.18
Reverse repurchase agreements	—	—	—		—	—	—		429	6	5.85
Interest-earning cash and cash equivalents	17,883	242	5.44		14,345	197	5.52		18,279	229	5.03
Total interest-earning assets	113,212	$1,548	5.48		110,044	$1,513	5.51		112,299	$1,498	5.34
Non-interest-earning assets	5,141				5,682				8,974
Total assets	$118,353				$115,726				$121,273
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$23,000	$214	3.73%		$26,428	$232	3.54%		$30,647	$232	3.05%
Savings accounts	9,173	64	2.82		8,400	47	2.24		10,015	40	1.61
Certificates of deposit	27,434	337	4.95		24,711	291	4.74		18,587	169	3.61
Total interest-bearing deposits	59,607	615	4.15		59,539	570	3.85		59,249	441	2.98
Borrowed funds	28,612	376	5.28		25,728	319	4.99		18,200	157	3.47
Total interest-bearing liabilities	88,219	$991	4.52		85,267	$889	4.19		77,449	$598	3.10
Non-interest-bearing deposits	18,632				19,355				24,613
Other liabilities	2,521				2,563				8,321
Total liabilities	109,372				107,185				110,383
Stockholders’ and mezzanine equity	8,981				8,541				10,890
Total liabilities and stockholders’ equity	$118,353				$115,726				$121,273
Net interest income/interest rate spread		$557	0.97%			$624	1.32%			$900	2.24%
Net interest margin			1.98%				2.28%				3.21%
Ratio of interest-earning assets to interest-bearing liabilities			1.28	x			1.29	x			1.45	x

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

	For the Six Months Ended
	June 30, 2024				June 30, 2023
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$83,679	$2,360	5.65%		$77,481	$2,028	5.25%
Securities	11,835	262	4.46		10,313	206	4.01
Reverse repurchase agreements	—	—	—		606	17	5.64
Interest-earning cash and cash equivalents	16,114	439	5.48		11,300	281	5.02
Total interest-earning assets	111,628	$3,061	5.50		99,700	$2,532	5.10
Non-interest-earning assets	5,411				8,271
Total assets	$117,039				$107,971
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$24,714	$446	3.63%		$26,894	$389	2.91%
Savings accounts	8,787	111	2.54		10,551	79	1.52
Certificates of deposit	26,072	628	4.85		16,159	256	3.19
Total interest-bearing deposits	59,573	1,185	4.00		53,604	724	2.72
Borrowed funds	27,171	695	5.32		20,251	353	3.52
Total interest-bearing liabilities	86,744	$1,880	4.36		73,855	$1,077	2.94
Non-interest-bearing deposits	18,994				18,933
Other liabilities	2,540				5,145
Total liabilities	108,278				97,933
Stockholders’ and mezzanine equity	8,761				10,038
Total liabilities and stockholders’ equity	$117,039				$107,971
Net interest income/interest rate spread		$1,181	1.14%			$1,455	2.16%
Net interest margin			2.13%				2.94%
Ratio of interest-earning assets to interest-bearing liabilities			1.29	x			1.35	x

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in millions)

	For the Three Months Ended			For the Six Months Ended
(dollars in millions, except share and per share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
PROFITABILITY MEASURES:
Net (loss) income	$(323)	$(327)	$413	$(650)	$2,419
Net (loss) income available to common stockholders	(333)	(335)	405	(668)	2,403
Basic earnings per common share	(1.14)	(1.36)	1.66	(2.48)	10.12
Diluted earnings per common share	(1.14)	(1.36)	1.66	(2.48)	10.10
(Loss) return on average assets	(1.09)%	(1.13)%	1.36%	(1.11)%	4.48%
(Loss) return on average tangible assets (1)	(1.01)	(0.61)	1.19	(0.81)	0.99
(Loss) return on average common stockholders’ equity	(16.69)	(16.97)	15.58	(16.83)	50.40
(Loss) return on average tangible common stockholders' equity (1)	(16.64)	(10.02)	19.05	(13.36)	15.31
Efficiency ratio (2)	95.05	82.47	48.46	88.40	52.93
Operating expenses to average assets	2.16	2.15	1.70	0.52	1.68
Interest rate spread	0.97	1.32	2.24	1.14	2.16
Net interest margin	1.98	2.28	3.21	2.13	2.94
Effective tax rate	23.69	14.32	16.17	19.25	3.21
Shares used for basic common EPS computation	293,122,116	246,682,592	240,754,856	269,902,354	234,895,240
Shares used for diluted common EPS computation	293,122,116	246,682,592	241,242,331	269,902,354	235,365,748
Common shares outstanding at the respective period-ends	351,304,413	268,095,199	240,825,252	351,304,413	240,825,252

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 15 of this release.
(2)We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

	June 30, 2024	March 31, 2024	December 31, 2023
CAPITAL MEASURES:
Book value per common share	$22.47	$29.42	$32.66
Tangible book value per common share - as reported (1)	20.89	27.22	30.08
Tangible book value per common share - as converted (1)	18.29	19.00	N/A
Common stockholders’ equity to total assets	6.63%	6.99%	6.90%
Tangible common stockholders’ equity to tangible assets (1)	6.19	6.50	6.38

(1)See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 15 of this release.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results
NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

ASSET QUALITY SUMMARY

The following table presents the Company's asset quality measures at the respective dates:

				June 30, 2024
				compared to
(dollars in millions)	June 30, 2024	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Non-Performing Loans:
Non-accrual mortgage loans:
Multi-family	$794	$339	$138	134%	475%
Commercial real estate	753	264	128	185%	488%
One-to-four family first mortgage	108	98	95	10%	14%
Acquisition, development, and construction	18	3	2	500%	800%
Total non-accrual mortgage loans	1,673	704	363	138%	361%
Commercial and industrial	250	73	43	242%	481%
Other non-accrual loans	21	21	22	—%	-5%
Total non-accrual loans	1,944	798	428	144%	354%
Loans 90 days or more past due and still accruing	—	—	—	NM	NM
Total non-performing loans	1,944	798	428	144%	354%
Repossessed assets	17	13	14	31%	21%
Total non-performing assets	1,961	811	442	142%	344%

The following table presents the Company's asset quality measures at the respective dates:

	June 30, 2024	March 31, 2024	December 31, 2023
Non-performing loans to total loans held for investment	2.61%	0.97%	0.51%
Non-performing assets to total assets	1.65	0.72	0.39
Allowance for credit losses on loans to non-performing loans	65.24	152.11	231.51
Allowance for credit losses on loans to total loans held for investment	1.70	1.48	1.17

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				June 30, 2024
				compared to
(dollars in millions)	June 30, 2024	March 31, 2024	December 31, 2023	March 31, 2024	December 31, 2023
Loans 30 to 89 Days Past Due:
Multi-family	$893	$103	$121	767%	638%
Commercial real estate	125	9	28	1289%	346%
One-to-four family first mortgage	23	26	40	-12%	-43%
Acquisition, development, and construction	54	6	2	800%	2600%
Commercial and industrial	100	60	37	67%	170%
Other loans	10	8	22	25%	-55%
Total loans 30 to 89 days past due	$1,205	$212	$250	468%	382%

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
(dollars in millions)
Charge-offs:
Multi-family	$76	$11	$—	$87	$—
Commercial real estate	237	64	—	301	—
One-to-four family residential	1	—	1	1	3
Commercial and industrial	35	11	—	46	—
Other	5	5	2	10	5
Total charge-offs	$354	$91	$3	$445	$8

Recoveries:
Multi-family	$—	$(1)	$—	$(1)	$—
Commercial and industrial	(4)	(7)	(3)	(11)	(7)
Other	(1)	(2)	(1)	(3)	(2)
Total recoveries	$(5)	$(10)	$(4)	$(15)	$(9)

Net charge-offs (recoveries)	$349	$81	$(1)	$430	$(1)

Net charge-offs (recoveries) to average loans (1)	0.42%	0.10%	—%	0.55%	—%

(1)Three months ended presented on a non-annualized basis.

New York Community Bancorp, Inc. Reports Second Quarter 2024 Results

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

LOANS SERVICED AND SUBSERVICED

	June 30, 2024		March 31, 2024
(dollars in millions)	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$269,924	945,888	$282,399	987,228
Serviced for others (3)	77,484	305,113	76,890	319,890
Serviced for own loan portfolio (4)	8,435	51,899	8,034	50,447
Total loans serviced	$355,843	1,302,900	$367,323	1,357,565

(1)UPB, net of write downs, does not include premiums or discounts.
(2)Loans subserviced for a fee for non-Company owned loans or MSRs. Includes temporary short-term subservicing performed as a result of sales of servicing-released MSRs.
(3)Loans for which the Company owns the MSR.
(4)Includes LHFI (residential first mortgage, home equity and other consumer), LHFS (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.